Exhibit 99.1

ROBERTS REALTY INVESTORS, INC.

CONTACT:	FOR IMMEDIATE RELEASE
Charles S. Roberts	September 29, 2009
Chief Executive Officer

Telephone: (770) 394-6000
Fax: (770) 551-5914

ROBERTS REALTY INVESTORS, INC.
ANNOUNCES RETIREMENT OF
FOUNDING DIRECTOR BEN SPALDING

ATLANTA, GA – Roberts Realty Investors, Inc. (NYSE Amex: RPI) announces that Mr. Ben A. Spalding, who has served on the company’s board of directors since 1994, is retiring from the board effective at the 2009 annual meeting of shareholders to be held today.

Mr. Charles S. Roberts, the company’s CEO, stated: “Ben was one of our founders and has been a valuable and dedicated member of our board since 1994. He has played an essential role in our company as the primary liaison to our Atlanta shareholder base through his decades-long relationships with many of our key shareholders.”

Mr. Spalding was the sole shareholder and President of Spalding & Company, a broker-dealer that offered and sold interests in real estate limited partnerships sponsored by Mr. Roberts beginning in 1980 and lasting through the mid-90’s. Before forming Spalding & Company, Mr. Spalding held several sales and executive positions with Johnson & Johnson in the health care field. He has served diligently as a volunteer in numerous positions with civic and charitable organizations, including serving as a National Trustee of the Cystic Fibrosis Foundation and a member of the Board of Trustees of the Metro-Atlanta Crime Commission. He received the Cystic Fibrosis Dick Goldschmidt Award in 1986 for his tireless efforts on behalf of the Cystic Fibrosis Foundation.

Mr. Roberts added: “We will miss having Ben as a director, and we wish him well in his richly deserved retirement.”

Roberts Realty Investors, Inc. is a self-administered, self-managed equity real estate investment trust based in Atlanta.